UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF l934

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#90-0577933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 5th Ave, 28th Floor, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, $0.0001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

Common stock. Except as otherwise expressly provided in our certificate of incorporation, as amended, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.

•	Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation, as amended, and bylaws, as amended, provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. There is no provision for cumulative voting for the election of directors, which means that a plurality of the shares voted can elect all of the directors then standing for election. Except as provided under the Delaware General Corporation Law or our certificate of incorporation, as amended, and bylaws, as amended, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.
•	Dividend rights. The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only at the times and in the amounts that our board of directors may determine.
•	Liquidation rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
•	No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Item 2.	Exhibits.

The following exhibits to this Registration Statement on Form 8-A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit No.	Description

1	Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 11, 2009.

2	Amendment to Certificate of Incorporation, incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on June 3, 2013.

3	By-Laws, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on August 11, 2009.

4	Amendment to By-Laws, incorporated by reference to Exhibit 3.2a to the Registrant’s Current Report on Form 8-K, filed on May 24, 2013

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 11, 2013		OHR PHARMACEUTICAL, INC.

	By:	/s/ Irach Taraporewala
Irach Taraporewala
Chief Executive Officer